Confidential Document

Exhibit 10.27

Raw Material Supply Agreement

Pharmaceutical Grade L-glutamine

(PGLG)

Emmaus Life Sciences, Inc.

Telcon Inc.

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Confidential Document

Raw Maerial Supply Agreement

This Agreement (this “Agreement”), is made by and between Emmaus Life Sciences. Inc. (hereinafter called "Manufacturer") and Telcon Inc. ("Supplier") in order to clarify the contractual rights and obligations between the parties regarding the supply of pharmaceutical grade L-glutamine (“PGLG”).

I. PURPOSE

The purpose of this Agreement is to provide the necessary details in Supplier’s supplying PGLG to Manufacturer and to promote mutual benefit.

 II. DUTIES

1.	Supplier’s duties are as follows:
1)	Supplier shall supply PGLG to Manufacturer.
2)	Supplier shall use its reasonable best efforts to assure the quality of PGLG.
3)	Supplier shall provide necessary information requested by Manufacturer to solve problems regarding PGLG quality and reasonable best efforts to cooperate with Manufacturer.
2.	Manufacturer’s duties are as follows:
1)	Manufacturer shall produce, promote, distribute, and sell products made from PGLG
2)	Manufacturer shall investigate, accept, and resolve problems which arise in distribution and sales processes
3.

Each party shall conduct its business, including, but not limited to the obligations set forth herein, in a professional and lawful manner and otherwise in a manner that does not violate the terms of this Agreement. When issues which have not been agreed upon arise, two companies shall resolve the issues in good faith.

 III. SUPPLY ITEM TYPE / PRICE

1.

The specification of the quantity, standard, and price of PGLG with which Supplier provides Manufacturer shall be as set forth in Exhibit (Annex to this Agreement), and Supplier shall clearly indicate contents required by the relevant laws, such as the characteristics and the use of PGLG, how to use it, cautions, and others.

2.

If there is fluctuations of manufacturing costs (more than 10%) due to political, economic, social conditions such as changes in the raw material cost, insurance price, economic situations, Manufacturer and Supplier can readjust the supply price after a written consultation.

IV. PAYMENTS

1.	Within 30 days after the completion of the delivery of PGLG, Manufacturer shall make payment to the account designated by Supplier.
2.	If Manufacturer fails to fulfill the payment by the payment date set forth in the Paragraph 1 above, Manufacturer shall pay Supplier 5% annual delay interest rate calculated on a daily basis.

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V. DUTY OF CARE

1.	Supplier shall use its reasonable best efforts in the contract with Manufacturer by managing PGLG permissions and producing PGLG in good faith during the term of the contract.

VI. TERM

1.	This Agreement shall become effective as of the contract start date and shall remain in effect for five (5) years (the “Term”).
2.	Manufacturer and Supplier shall give a written notice to the other party three (3) months prior to the contract end date if the party does not wish to renew this Agreement.
3.

The Term may renew for additional one (1) year periods unless terminated by either party by a written notice as set forth in Paragraph 2, and it is valid for 15 years. If either party has requested the other party to change the terms and conditions of this Agreement in a written form, Manufacturer and Supplier may change the terms and conditions of this Agreement by mutual agreement.

VII. ORDERS/DELIVERY

1.

Manufacturer shall order PGLG from Supplier by submitting a written purchaser order identifying the product name, standard, quantity, and place of delivery and any other information sixty (60) days before the delivery date.

2.

Manufacturer shall submit a purchaser order after a prior consultation with Supplier, and Supplier shall deliver PGLG to the place of delivery in the United States designated by Manufacturer (or another place designated by Manufacturer) within 60 days from the receipt of the purchase order. However, if the delivery is delayed, Supplier shall notify Manufacturer of the reasons for delay and the delivery schedule shall be adjusted by mutual consultation.

3.	The delivery date shall be the date on which PGLG enter into the place designated by Manufacturer, by Supplier.
4.

Supplier shall deliver PGLG requested by Manufacturer in a written purchase order to the place in the United States designated by Manufacturer, and Manufacturer shall pay the additional expenses in the case where the designated place is a different place.

5.	Manufacturer shall notify Supplier of the expected order quantity for the next 6 months.

VIII. QUALITY CONTROL / RETURNS

1.	Supplier shall warrant that PGLG is managed in accordance with the cGMP regulations and other national and international regulations.
2.

Supplier shall be responsible for the management of the delivery and the delivery processes. Supplier shall bear the responsibility and expenses for return, exchange, and disposal due to the problems in the delivery process, and Manufacturer shall be responsible for storage and distribution after the delivery of PGLG and general returns in the distribution processes.

3.

Manufacturer shall accept the problems of PGLG which has been delivered and resolve the consumer complaints arising from the distribution and sales processes as the responsibility of Manufacturer, but if there is a reasonable cause that Manufacturer cannot resolve the problems about PGLG due to the lack of information and others, Supplier shall provide Manufacturer with information necessary to resolve the problems as requested by Supplier.

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4.

Manufacturer shall complete the inspection within 15 days after the completion of delivery by Supplier, and Manufacturer may request a return or replacement of damaged or defective PGLG delivered by Supplier in a written form within one month after the receipt of PGLG. Manufacturer shall not require Supplier to exchange or return PGLG if Manufacturer failed to notify Supplier in a written form within the allowed period or if the problems was caused due to the negligence of Manufacturer.

IX. CANCELLATION

1.

If Supplier or Manufacturer breaches, in any material respect, any of its representations, warranties or covenants hereunder, or fails to meet any other of its material obligations hereunder without reasonable cause, Manufacturer or Supplier shall notify the other party of the action or the fulfillment of the breach, and if such breach or failure is not cured within thirty (30) days after the receipt of the notice of such breach, this Agreement and the annex to this Agreement may be terminated in whole or in part.

2.	The following events shall constitute grounds for termination of this Agreement and the annex to this Agreement in whole or in part without a prior notification by either party.
1)	If the other party is forcibly seized, seized provisionally, disposed, or auctioned by a third party or has filed bankruptcy, Vergleich, or commencement of company reorganization procedure.
2)	If the other party is defaulted or suspended from the bank
3)	If this Agreement shall not be continued due to the Authority or related laws
4)	If this Agreement shall not be continued because force majeure such as natural disasters, riot, war, large fire, and blackout persists for more than 6 months
3.	The termination under the provisions of Paragraph 1 and Paragraph 2 shall be in a written form to the other party.
4.	The termination under Paragraph 2 shall not affect claims for damages.
5.

If this Agreement is terminated, Manufacturer shall bear the responsibility for the inventory that it holds as of the date of termination, and Manufacturer shall receive products ordered in written purchase orders submitted as of the termination date and pay for Supplier.

6.

The fact that Supplier or Manufacturer has not claimed or asserted rights regarding violations or defaults shall not be construed as a waiver of the violations or defaults of this Agreement or any future violations or defaults of this Agreement.

X. INDEMNIFICATION

If Manufacturer or Supplier breaches this Agreement or any agreement between the two parties and causes damages to the other party, or this Agreement is terminated because of the breach, Manufacturer or Supplier shall compensate the other party for the full amount of the damages.

XI. PROHIBITION OF TRANSFER OF RIGHTS AND OBLIGATIONS

Manufacturer and Supplier shall not transfer, collateralize, lend, or dispose of all or part of the rights and obligations set forth in this Agreement to a third party, without a prior written consent from the other party.

XII. NONDISCLOSURE

1.	In order to facilitate the supply of PGLG, Manufacturer and Supplier shall provide mutually beneficial technical information and data if necessary, and treat them as strictly confidential.

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2.

Supplier shall not disclose the technical information and other important information regarding the contents of this Agreement, the supply of raw materials, and the quality control of PGLG provided by Manufacturer to a third party.

3.	“Confidentiality” as defined in Paragraph 1 and Paragraph 2 shall be supplied as a mutual document, in which case the word “confidential” shall be inserted in the document.

XIII. COMPETENT COURT

If a dispute arises regarding this Agreement, Manufacturer and Supplier shall resolve the dispute on the basis of mutual trust, but unless an agreement is reached, the California courts of the United States of America shall be the court having exclusive jurisdiction under the California law as applicable law.

XIII. SPECIAL PROVISIONS

The matters not specified in this Agreement shall be in conformity with general and customary terms.

In order to prove the establishment of the above Agreement, two (2) copies of this Agreement shall be completed, signed and sealed, and Manufacturer and Suppliers shall keep each copy.

July 12, 2017

Emmaus Life Sciences. Inc. 21250 Hawthorne Blvd., Suite 800 Torrance CA 90503, USA	Telcon Inc. 684 Dongtangiheung-ro, Giheung-gu Yongin-si, Kyungki-do 17102, Korea
Signature: /s/ Willis Lee	Signature:
Name: Willis C. Lee	Name: Baxon Kim
Title: COO and CFO	Title: Chairman, CEO

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<Exhibit: Annex to the Agreement>

The annex to this Agreement (hereinafter called this “Annex”) regarding PGLG supply is made by and between Emmaus Life Sciences. Inc. (“Manufacturer”) and Telcon Inc. (“Supplier”)

1.	API Name: Pharmaceutical Grade L-glutamine (PGLG)
2.	Unit price: USD 50.00/Kg
3.	Quantity to be ordered: 940,000 Kg(Total supply amount USD47,000,000)
4.	Terms and conditions
A.	Conditions for establishment: the contract for this item is made by agreement on this Annex between the parties.
B.

Term of agreement: This Agreement shall become effective as of the signing date and shall remain in effect for five (5) years. The Term will be automatically renewed for additional one (1) year periods unless terminated by either party with a written notice, and valid for total 15 years.

C.	Ordering unit: 1 Batch

Ordering management: Manufacturer shall notify Supplier in writing of the expected order quantity for six (6) months, and shall notify Supplier in writing of the supply request quantity two (2) months before the date of requested delivery date.

D.	Packaging unit: 25 Kg
E.	Terms of payment: Within 30 days after the completion of the delivery of PGLG, Manufacturer shall make payment to the account designated by Supplier.
F.	Other
i.	The confidentiality established by documents and mutual agreement shall be mutually protected by the two companies.
ii.	The two parties shall establish mutual strategic cooperation system to exchange information and cooperate with each other.
iii.	The incurred costs not specified in the Agreement shall be settled at the actual cost in consultation between the two companies.
iv.	The right to this transaction shall not be transferred to a third party.
5.	Supplier may adjust the supply price to reflect the increase of raw material prices or the increase rate of production costs.
6.	However, when adjusting supply price, prior consultations and coordination between two companies shall be required.

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When issues which have not been agreed upon arise, two companies shall resolve the issues in good faith. To prove the contract, two (2) copies of Annex shall be completed, and Manufacturer and Suppliers shall keep each copy.

12th July, 2017

Emmaus Life Sciences, Inc. 21250 Hawthorne Blvd., Suite 800 Torrance CA 90503, USA	Telcon Inc. 684 Dongtangiheung-ro, Giheung-gu Yongin-si, Kyungki-do 17102, Korea
Signature:	Signature:
Name: Willis C. Lee	Name: Baxon Kim
Title: COO and CFO	Title: Chairman, CEO

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